Exhibit 10.2

[*] indicates that certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential, pursuant to Item 601(b)(10) of Regulation S-K.

SERVICE FRAMEWORK AGREEMENT

This SERVICE FRAMEWORK AGREEMENT (this "Agreement"), signed as of June 30, 2017, is entered into by and between DYADIC INTERNATIONAL, INC., a Delaware corporation with headquarters located at 140 Intracoastal Pointe Drive, Suite 404, Jupiter, Florida 33477-5094 USA and U.S. tax identification number 45-04867472 ("Dyadic"), and BIOTECHNOLOGY DEVELOPMENTS FOR INDUSTRY IN PHARMACEUTICALS, S.L.U., a company incorporated under the laws of Spain having its registered office at Louist Proust 13, 4 7151 Boecillo (Valladolid), Spain, and identification code -CIF number- B-86206695 ("BDI Pharmaceuticals"). Dyadic and BDI Pharmaceuticals are sometimes collectively referred to as the "Parties" and individually as a "Party." Certain capitalized terms used herein have the meanings assigned them in Article 1 hereof.

RECITALS:

I.	BDI Pharmaceuticals provides services for strain improvement, bioprocess development, bioprocess scale-up, bioengineering and contract production;

II.

Biotechnology Developments for Industry, S.L ("BDI Holdings") holds 100% of the shares of BDI Pharmaceuticals and 79.2% of the shares of VLP-The Vaccines Company, S.L.U. ("VLPbio"), which develops human and animal vaccines based on a proprietary chimeric virus like particles technology platform;

III.

Dyadic is a global biotechnology company that has a proprietary biopharmaceutical protein production system based on the fungus Myceliopthora thermophila, nicknamed Cl. The Cl Technology (defined below) and other technologies may be used by BDI Pharmaceuticals pursuant to this Agreement for research and development activities in accordance with the terms of the Pharma License Agreement and solely on behalf of Dyadic;

IV.

This Agreement is being executed as a condition to the closing of the transactions contemplated by that certain Investment Agreement dated June 30, 2017 among Dyadic International (USA), Inc. ("Dyadic Florida"), BDI Holding and Inveready Innvierte Biotech II, S.C.R., S.A. (the "Investment Agreement"), pursuant to which Dyadic Florida is making a strategic investment in BDI Holding and its subsidiary, VLPbio, to, inter alia, enable BDI Holding and its subsidiary, BDI Pharmaceuticals, to fund BDI Pharmaceutical' s business plan;

V.

The Parties desire to enter into this Agreement to set forth the terms and conditions upon which BDI Pharmaceuticals will perform certain Services (defined below) for Dyadic, including preclinical research and / or service Projects (defined below) involving Sponsor Materials (defined below); and

VI.

BDI Pharmaceuticals will assign, and will cause each of its permitted subcontractors hereunder to assign, all rights in and to any and all intellectual property developed during the commissioning of or yielded from the Projects to Dyadic, or as directed by Dyadic.

AGREEMENT:

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and the foregoing Recitals, which are incorporated herein and by this reference made a part hereof, and for other good and valuable consideration the receipt and adequacy of which hereby are mutually acknowledged by Dyadic and BDI Pharmaceuticals, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

Capitalized terms used in this Agreement shall have the meaning ascribed to them below, or as otherwise defined above or in the text of this Agreement.

(a)    "AAA" has the meaning set forth in Section 9.10 hereof.

(b)    "Action" has the meaning set forth in Section 7 .1 hereof.

(c)    "Affiliate" means any person, corporation, or other entity that controls, is controlled by, or is under common control with a Party. Control, with respect to such other corporation or entity, includes a person, corporation or other entity (i) owning or directly or indirectly controlling a majority of the voting stock or other ownership interest, (ii) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies, or (iii) possessing the power to elect or appoint a majority of the members of the governing body. For the avoidance of doubt, the term Affiliate when used with respect to BDI Pharmaceuticals shall include BDI Holdings and VLPbio.

(d)    "Agreement" has the meaning set forth in the Preamble.

(e)    "Background IP" has the meaning set forth in Section 4.1 hereof.

(f)    "BDI Holding" has the meaning set forth in Recital II.

(g)    "BDI Pharmaceuticals" has the meaning set forth in the Preamble.

(h)    "BDI Services Generated Tools" means Genetic Tools generated in the course of the provision of the Services by BDI Pharmaceuticals and its Affiliates.

(i)     "Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as practical.

(j)     "C1 Strains" means, individually and collectively, the Myceliophthora thermophile strains transferred to and/or derived or generated therefrom in the Project or under this Agreement.

()      "C1 Technology" includes any and all Sponsor Materials, Dyadic Know-How, Dyadic C 1 Genomic Information, C1 Strains, Dyadic Improved Strains and Genetic Tools.

(I)     "Collaboration IP" has the meaning set forth in Section 4.2 hereof.

(m)   "Confidential Information" has the meaning set forth in Section 5.1 hereof.

(n)    "Danisco Improved Strains" has the meaning set forth in Pharma License Agreement.

(o)    "Danisco Know-How" has the meaning set forth m the Pharma License Agreement.

(p)    "Danisco Patents" has the meaning set forth in the Pharma License Agreement.

(q)    "Directed Projects" means projects contracted by Dyadic to BDI Pharmaceuticals under this Agreement whose direct beneficiary will be a Third Party introduced by Dyadic and whose aim, planning and budgets shall be agreed in writing by the Parties.

(r)    "Disclosing Party" has the meaning set forth in Section 5.1 hereof.

(s)    "Dyadic" has the meaning set forth in the Preamble.

(t)    "Dyadic Cl Genomic Information" means the current and future genome sequence of C 1 Strains, genes and other genetic elements including genomic data derived from C 1 and any associated annotations, software, software tools related thereto including any subsequent Dyadic C 1 Genomic Information coming from Dyadic, or identified or developed in a Project or under this Agreement.

(u)    "Dyadic Follow-On IP" has the meaning set forth in Section 4.6 hereof.

(v)   "Dyadic Improved Strains" means one or more Cl Strains modified to express intracellularly or extracellularly whether it is secreted or not a Pharmaceutical Product where the performance or characteristics of such C1 Strains, including, without limitation, with respect to any composition of matter produced or expressed therein has been materially alerted as a result of work done by or on behalf of Sponsor pursuant to this Agreement, where such Cl Strains, as materially altered, would, to one reasonably skilled in the art, be useful in the Pharmaceutical Field.

(u)   "Dyadic Know-How" means any and all information relating to the Cl genome, engineering, production, fermentation, composition and use of C 1 Strains, as such information existed as of the Effective Date, and any and all subsequently transferred know-how and/or know-how that is developed by BDI Pharmaceuticals or its Affiliates that relates in any way to Cl, Cl Technology or fermentation process and media development or the Cl Technology.

(v)   "Dyadic Patents" has the meaning set forth in Pharma License Agreement.

(w)   "Dyadic Projects" means projects contracted by Dyadic to BDI Pharmaceuticals under this Agreement whose direct beneficiary will be Dyadic and whose aim, planning and budgets shall be agreed in writing and signed by the Parties.

(z)    "Effective Date" has the meaning set forth in Section 8.1 hereof.

(aa)  "FTE" has the meaning set forth in Section 2.1 hereof.

(bb)  "Genetic Tools" means any composition of matter and genetic elements useful for using, manipulating, engineering, transforming, transfecting, modifying or altering a C1 Strain that was transferred to BDI Pharmaceuticals. Without limiting or expanding the foregoing Genetic Tools shall include those identified on Exhibit 2 of each Statement of Work and any subsequently transferred Genetic Tools and/or developed Genetic Tools developed by BDI Pharmaceuticals or its Affiliates that relate in any way to C1 Strains, and/or the C1 Technology. For the avoidance of doubt, Genetic Tools shall exclude the Danisco Background Technology and the Danisco Background Tools, each as defined in the Pharma License Agreement).

(cc)  "Government Official" has the meaning set forth in Section 9.5 hereof.

(dd)  "Indemnified Party" has the meaning set forth in Section 7 .1 hereof.

(ee)  "Indemnifying Party" has the meaning set forth in Section 7.1 hereof.

(ff)   "Infringement Claim" has the meaning set forth in Section 7 .3 hereof.

(gg)  "Investment Agreement" has the meaning set forth in Recital IV hereto.

(hh)  "Key Person" means those persons listed on Exhibit A hereto.

(ii)    "Party" or "Parties" has the meaning set forth in the Preamble.

(jj)   "Payee" has the meaning set forth in Section 2.3(b) hereof.

(kk)  "Pharmaceutical Product" has the meaning set forth in the Pharma License Agreement.

(ll)    "Pharma License Agreement" means the agreement between Danisco and Dyadic dated December 31, 2015, a redacted copy of which has been provided to BDI Pharmaceuticals for review in advance of executing this Agreement.

(mm) "Projects" means Dyadic Projects and Directed Projects.

(nn)  "Quality Audit" has the meaning set forth in Section 3.1 hereof.

(oo)  "Receiving Party" has the meaning set forth in Section 5.1 hereof.

(pp)  "R&D License" has the meaning set forth in Section 4.4 hereof.

(qq) "Results" means the results of the Projects that are required to be delivered and/ or actually delivered by BDI Pharmaceuticals to Sponsor pursuant to a Statement of Work and any research and development information, inventions and/or discoveries, whether patentable or not, know-how, protocols, procedures, composition of matter, raw and analyzed data, methods, technical data and information generated or developed in the course of the Projects by or on behalf of BDI Pharmaceuticals.

(rr)   "Services" means the activities set forth on the Statements of Work, and any other Services that BDI Pharmaceuticals may perform or have performed on its behalf hereunder.

(ss)   "Sponsor" means Dyadic and/or a Third Party beneficiary of a Directed Project.

(tt)    "Sponsor Materials" means the materials set forth on Exhibit 1 to each Statement of Work and any subsequent transferred Sponsor Materials including any C1 Strains, Dyadic Improved Strains, Danisco Improved Strains, Genetic Tools, Dyadic Cl Genomic Information, Dyadic Know-How and/or any modifications or improvements identified and/or developed by BDI Pharmaceuticals or its affiliates that relate in any way to Cl or the Cl Technology.

(uu)  "Statement of Work" has the meaning set forth in Article 2 hereof.

(vv)  "Study Data" has the meaning set forth in Section 3.4 hereof.

(ww)"Sublicensee" as used herein shall refer to BDI Pharmaceuticals and its Affiliates and also have the meaning set forth in the Pharma License Agreement.

(xx)  "Term" has the meaning set forth in Section 8.1 hereof.

(yy)  "Third Party" means any Person that is not a Party (or an Affiliate of a Party) to this Agreement, including without limitation other collaboration Partners.

(zz)  "VAT" has the meaning set forth in Section 2.3(b) hereof.

(aaa) "VLPbio" has the meaning set forth in Recital II.

(bbb) "Withholding Party" has the meaning set forth in Section 2.3(b) hereof.

ARTICLE 2

FRAMEWORK AGREEMENT

Any Projects to be carried out by BDI Pharmaceuticals by virtue of this Agreement will require a specific common definition of the Project which will determine the aim, planning and budget. The definition of the Projects shall be carried out jointly by both Parties' teams, and will be subject to final written approval by the representatives of each of the Parties, who shall initially be:

Ronen Tchelet	Dyadic representative
[*]	BDI Pharmaceuticals representative

Each Project shall be defined in a document (a "Statement of Work") to be attached to this Agreement in the form attached as Exhibit B. The Parties agree that the definition of each of the Projects shall be made under the following basis:

2.1               Project Quotation Conditions. BDI Pharmaceuticals will quote the Projects under the conditions set forth herein:

(a)    Fees. Set forth below are the agreed upon costs per full time equivalent ("FTE") position that is expected to service the Projects. Such costs are shown per person per position at a 100% dedicated rate for one year. FTE costs will be quoted proportionately to time and effort needed per Project. The FTE rates set forth below shall not increase prior to July 1, 2019 and may be increased at a rate of no more than 5% per year for the years 2019, 2020 and 2021.

Project Manager:	[*] EUR
Senior Scientist:	[*] EUR
Junior Scientist:	[*] EUR
Technician:	[*] EUR

(w)    Supplies. Materials and Subcontracting Expenses. BDI agrees that all supplies, materials, not otherwise negotiated and evidenced under a Statement of Work, an amendment thereto, or a countersigned quote related thereto, to the extent necessary to carry out the Projects on behalf of Sponsor, will be at BDI's sole expense. Additionally, BDI Pharmaceuticals agrees that the cost to Dyadic of services provided by non-Affiliate third-party subcontractors shall be separately called out in each Statement of Work and shall be equal to BDI Pharmaceutical's contracted price plus 10%.

2.2               Contracting Commitments. Subject to Section 9,

(a)    For the twenty-four (24) month period following the effective date of the first Statement of Work to be executed hereunder (the "Initial Commitment Period"), Dyadic expressly undertakes to contract Projects to BDI Pharmaceuticals a minimum cumulative amount of US$500,000 for each twelve (12) month period, to be paid at the rates indicated above, and BDI Pharmaceuticals agrees to make available qualified and skilled personnel and resources for them as and when required.

(b)    For a period of thirty-six (36) months following the Initial Commitment Period, at Dyadic's sole option, Projects may continue minimally at the same level of FTE's or greater, and BDI Pharmaceuticals represents that it will make the necessary qualified and skilled personnel and additional resources available to carry out such Projects for Sponsor.

(c)    If Dyadic, or its Affiliates, requests to lease lab space or gain access to equipment and personnel in order to qualify for European Union or other funding opportunities, BDI its Affiliates (such as, for example, without limitation, Dyadic Nederland BV) under equal terms and conditions as set forth in Section 2.1 and availability of such FTEs will managed through reasonable schedules and conditions to avoid affecting other works being developed by BDI Pharmaceuticals or Affiliates.

(d)    BDI Pharmaceuticals shall not at any time sell services at FTF rates or charge or charge lower percent margin on out-of-pocket expenses to a different sponsor of research services at prices below those stated in this Agreement. If BDI Pharmaceuticals charges a different sponsor a lower price for these service components, BDI Pharmaceuticals must immediately apply the lower price for the services under this Agreement. If BDI Pharmaceuticals fails to meet the lower price, Dyadic, at its sole option may terminate this Agreement without any liability pursuant to this Agreement's termination provisions.

2.3               Invoicing and Payment.

(a)    Sponsor shall pay BDI Pharmaceuticals the charges set forth in the applicable Statement of Work as invoiced. BDI Pharmaceuticals shall invoice Sponsor on a monthly basis and all undisputed payments should be made within thirty (30) days from the invoice date. Sponsor will provide prompt notice of and basis for any disputed amounts. The Parties shall cooperate in good faith to promptly resolve any invoicing disputes. Undisputed amounts due may not be withheld or offset by Sponsor except as set forth herein. All payments shall be made in Euros.

(b)    Each Party shall be responsible for any and all taxes levied as a result of the performance of each Party's respective activities under this Agreement, unless separately addressed in another section of this Agreement. All amounts payable under this Agreement are exclusive of withholding tax and value added, goods and services, sales or similar taxes ("VAT"), if applicable. For the avoidance of doubt, either Party may withhold from payments such taxes as are required to be withheld under applicable law and to the extent permitted by applicable law, BDI Pharmaceuticals shall not include VAT on the applicable invoices based on the nature of the Services. If VAT or any other tax is withheld by a Party ("Withholding Party"), such Withholding Party shall provide to the other Party ("Payee") receipts or other evidence of such withholding and payment thereof to the appropriate tax authorities. The Withholding Party agrees not to withhold any taxes, or to withhold at a reduced rate, to the extent that the Payee is entitled to an exemption from, or reduction in the rate of, as appropriate, withholding under any applicable income tax treaty. If, after any remuneration is paid, it is determined by the appropriate taxing authorities that additional withholding taxes are due with respect to such withholding taxes, Payee shall directly pay such taxes or reimburse Withholding Party for any payment of such withholding taxes that Withholding Party makes.

ARTICLE 3
AUDITS

3.1              For Cause Audits. If Sponsor reasonably believes that the Projects are not being performed, or were not performed, in compliance with the terms of this Agreement or a Statement of Work hereunder, Sponsor may audit BDI Pharmaceuticals and/or any Affiliate of BDI Pharmaceuticals subcontracted hereunder upon reasonable advance notice to BDI Pharmaceuticals of not less than two (2) business days and during BDI Pharmaceuticals' or its Affiliates, if applicable, regular business hours. Sponsor or its agents may inspect BDI Pharmaceuticals' or its Affiliates', if applicable, facilities and may audit all records, including, but not limited to, Study Data and accounting records, relating to the Projects, subject to all confidentiality obligations and other restrictions herein or otherwise reasonably required by BDI Pharmaceuticals, or its Affiliate, prior to such inspection. BDI Pharmaceuticals will make or cause to be made available all such records and will provide reasonable assistance in the inspection or audit. Sponsor's right to audit will survive the expiration or earlier termination of this Agreement. Audits in accordance with the terms and conditions of this Section 3.1 may occur no more than four (4) times per calendar year. Audits conducted under this Section 3.1 shall be at Sponsor's expense, provided, however, that if any audit under this Section 3.1 results in material findings, the cost of such audit shall be paid by BDI Pharmaceuticals. If Sponsor issues an audit report to BDI Pharmaceuticals, BDI Pharmaceuticals shall be allowed twenty (20) business days to correct and/or issue corrective actions for any non-conformities found in the course of the audit. BDI Pharmaceuticals lack of adherence to this timeline will result in a material breach of this Agreement.

3.2               Quality Audits. At Sponsor's request, BDI Pharmaceuticals shall permit each Sponsor to perform one quality audit per year without cause, and additional visits if warranted. A Sponsor is allowed to review and access: BDI Pharmaceuticals quality systems, original study records and other primary documents, redacted government inspection reports such as FDA redacted 483s, areas of the BDI Pharmaceuticals facility relevant to provision of Services to the Sponsor, including laboratories and warehousing facilities ("Quality Audit"). A Sponsor may request a Quality Audit only upon reasonable advance notice of not less than ten (10) business days and during BDI Pharmaceutical's regular business hours and one (I) time per calendar year during the term of this Agreement. BDI Pharmaceuticals will not be asked to identify its non• Sponsor clients or disclose any confidential business information provided by those clients. Sponsor shall cause its accounting firm to retain all such information subject to the confidentiality restrictions of this Agreement.

3.3               Corrective Measures. BDI Pharmaceuticals agrees to institute reasonable corrective measures in BDI Pharmaceuticals' reasonable discretion to address deficiencies identified in a Sponsor audit.

3.4                Study Records. BDI Pharmaceuticals shall maintain and cause any subcontractors that it may use hereunder to maintain books and records, including, but not limited to protocols, protocol amendments, lab notebooks and raw data, relating to the conduct of any study conducted as part of the Projects (the "Study Data") for the longer of fifteen (15) years or five (5) years following regulatory approval of the product to which the Study Data relates. BDI Pharmaceuticals shall provide Sponsor with access to or copies of the Study Data, at Sponsor's expense, within five (5) business days' following Sponsor's written request therefor. In the event that BDI Pharmaceuticals plans to dispose of any Study Data following the conclusion of the time-frame stated above, BDI Pharmaceuticals shall provide Sponsor with thirty (30) days prior written notice and an option to transfer such records to Sponsor, at Sponsor's expense.

ARTICLE 4

INTELLECTUAL PROPERTY

4.1               Background IP. As between the Parties, each Party will own and retain all right, title and interest in and to their Background IP. "Background IP" means, with respect to a Party, any inventions, technology, know-how, trade secrets and any other intellectual property owned or controlled by such Party or its Affiliates prior to the Effective Date or developed or otherwise obtained by such Party outside the scope of this Agreement. Background IP shall also mean, with respect to Sponsor, intellectual property that is developed other than Collaboration IP, as provided herein. For the sake of clarity, without limitation, Background IP with respect to Dyadic shall include C1 Strains, Dyadic Improved Strains, Dyadic C1 Genomic Information, the Danisco Improved Strains, the Dyadic Know-How, the Sponsor Materials, Dyadic Patents, Danisco Know-How, the Genetic Tools, the Danisco Patents and/or any derivatives or modifications thereof and the Dyadic Follow-On IP and any results related thereto. Nothing in this Agreement grants or implies a license in any intellectual property of either Party except that BDI Pharmaceuticals hereby provides Sponsor with a non-exclusive, perpetual and royalty free license to use the BDI Pharmaceuticals' and its Affiliates Background IP as far as necessary for Sponsor to make use of the Results.

4.2              Collaboration IP. Inventorship shall be determined according to United States practice. "Collaboration IP" means, with respect to a Party, any inventions, technology, know-how, trade secrets, and any other intellectual property, whether patentable or not, that has been conceived or reduced to practice pursuant to this Agreement, a Statement of Work hereunder or that is related to a Project. Subject to the restrictions set forth in Section 4.1, Sponsor, shall own all right, title and interest in and to the Collaboration IP and the Results directly related to each Project for which they are a Sponsor, regardless of inventorship.

4.3               Responsibility for Preparation and Prosecution of IP. BDI Pharmaceuticals shall notify Dyadic promptly in writing of all Collaboration IP or Dyadic Follow-On IP conceived or generated by BDI Pharmaceuticals. BDI Pharmaceuticals agrees to assign, as applicable, and hereby irrevocably assigns to Dyadic all of its right, title and interest in and to the Collaboration IP and the Results or the Dyadic Follow-On IP, as necessary to affect Dyadic's sole ownership. Dyadic shall have the sole right and authority, but not the obligation, for the filing, prosecution and maintenance of the Collaboration IP. BDI Pharmaceuticals shall render all necessary assistance reasonably requested by Dyadic in preparing, filing and prosecuting the Collaboration IP. If necessary and when requested, BDI Pharmaceuticals shall (i) sign and execute all such forms and documents as may be necessary to assure and perfect rights in the Collaboration IP and the Dyadic Follow-On IP; and (ii) cause its current and/or former directors, employees, researchers, students, consultants and/or contractors to sign and execute all such forms and documents as may be necessary to perfect the Collaboration IP or the Dyadic Follow-On IP. Dyadic shall bear the costs and expenses for preparing, filing and prosecuting the Collaboration IP pursuant to this Section 4.3. Notwithstanding the foregoing, Dyadic my assign all rights to receive assignment of Collaboration IP to a Third Party and thereby direct such assignment to be made directly from BDI Pharmaceuticals to such Third Party, who shall have all rights to enforce this Section 4.3 as if it were Dyadic.

4.4              Non-Exclusive Limited Use Research License Grant from Dyadic to BDI Pharmaceuticals. Dyadic hereby grants to BDI Pharmaceuticals ("Sublicensee") a non-exclusive, non-transferable, non-sub-licensable, except as set forth herein, and fully paid license of the Cl Strains, the Danisco Improved Strains, the Dyadic Know-How, the Sponsor Materials, Dyadic Patents, Danisco Know-How, the Genetic Tools, the Danisco Patents and Dyadic Follow-On IP, the grant of the non-exclusive license being for the sole purpose of conducting research as contemplated by the Project and only broad enough to perform the Project in accordance with the terms of this Agreement ("R&D License"). The C 1 Strains, the Danisco Improved Strains, the Dyadic Know-How, the Sponsor Materials, Dyadic Patents, Danisco Know-How, the Genetic Tools and the Danisco Patents, any components of the Cl Strains, the Danisco Improved Strains, the Dyadic Know-How, the Sponsor Materials, Dyadic Patents, Danisco Know-How, the Genetic Tools and the Danisco Patents, and any derivatives or modifications of any of the foregoing, shall be used by Sublicensee and its Affiliates only in accordance with and for the execution of this Agreement, the completion of the Project and in compliance with applicable law. For the sake of clarity, (i) Sublicensee shall not transfer or deliver any Cl Strains, the Danisco Improved Strains, the Dyadic Know-How, the Sponsor Materials, Dyadic Patents, Danisco Know-How, the Genetic Tools or the Danisco Patents, any components of the C1 Strains, the Danisco Improved Strains, the Dyadic Know-How, the Sponsor Materials, Dyadic Patents, Danisco Know-How, the Genetic Tools or the Danisco Patents, or any derivatives or modifications of any of the foregoing, to any Third Party without the prior written consent of Dyadic, which consent may be withheld in Dyadic's absolute discretion, and (ii) Sublicensee may not transfer or sublicense the R&D License for any purpose (a) except to the extent necessary to have Third Parties conduct contract research on behalf of the Sub licensee or for the Sublicensee to exercise its "have made" rights; (b) unless such subcontractor agrees in a signed writing to relinquish any and all rights to the commercial product and/or process of using C1 to make and sell the product without payment in addition to the amount negotiated for the provision of contract research services; and (c) unless such subcontractor agrees in a signed writing to protect, abide by and not otherwise violate the terms of the Pharma License Agreement.

4.5               Additional Conditions Incorporated from Pharma License Agreement. Sublicensee acknowledges that it has read the Pharma License Agreement entered into between Danisco US Inc, and Dyadic International, Inc. and agrees to be bound by the provisions of such Pharma License Agreement as if it were a party to such Pharma License Agreement. For the avoidance of doubt, this includes the provisions of Section 10.7 of the Pharma License Agreement regarding resolution of disputes. Sublicensee agrees that Danisco US Inc. or any authorized assignee of Danisco US Inc. is an intended third party beneficiary to any Sub license Agreement and shall be entitled to enforce the terms of this Agreement directly against Sub licensee. This Sub license Agreement shall not be further sublicensed except that, as applicable, the C1 Strains (as defined in the Pharma License Agreement), the Danisco Improved Strains, the Dyadic Know-How (as defined in the Pharma License Agreement), the Sponsor Materials (as defined in the Pharma License Agreement), Dyadic Patents, Danisco Know-How, the Genetic Tools (as defined in the Pharma License Agreement) and the Danisco Patents may be further sublicensed to the extent necessary to Third Parties having no economic interest in the Pharmaceutical Product under development to provide contract research services or contract manufacturing services for a Licensed Party (as defined in the Pharma License Agreement), for a Sublicensee to exercise its 'have made' rights or, with respect to a Pharmaceutical Product, to grant limited sublicenses within multiple tiers of Sublicensee Affiliates (as defined in the Pharma License Agreement) or Third Parties solely to permit manufacturing, distributing or marketing such Pharmaceutical Products on behalf of such Sub licensee under terms no less restrictive than the terms set forth in Section 2.2 of the Pharma License Agreement entered into between Danisco US Inc. and Dyadic International Inc.

4.6             Dyadic Follow-On IP. Dyadic shall own all Dyadic Follow-On IP, regardless of (i) inventorship; (ii) whether the Dyadic Follow-On IP is conceived or reduced to practice pursuant to this Agreement; and (iii) whether the Follow-On IP is related to a Project. As used herein, Dyadic Follow-On IP shall include all inventions, technology, know-how, trade secrets and any other intellectual property or results related to the C1 Strains, the Danisco Improved Strains, the Dyadic Know-How, the Sponsor Materials, Dyadic Cl Genomic Information, Dyadic Patents, Danisco Know-How, the Dyadic Improved Strains, the Genetic Tools, the Danisco Patents and/or any derivatives or modifications thereof, BDI Services Generated Tools, Dyadic Cl Genomic Information and/or improved media and fermentation development and processes ("Dyadic Follow-On IP").

4.7             Results. All Results shall be owned by Dyadic and Dyadic shall be free to exploit the same at its own discretion. BDI Pharmaceuticals hereby assigns and transfers all intellectual property rights attached to the Results to Dyadic without any cost other than the price as specified in each of the Statements of Work relating thereto. BDI Pharmaceuticals shall take all acts necessary for the intellectual property rights to vest with Dyadic or sign any documents necessary to record the intellectual property rights in the name of Dyadic.

4.8               Restrictions on Use and Transfer of the Sponsor Materials and Cl Strains.

(a)    The Sponsor Materials, the C1 Strains, any components of the Sponsor Materials and C1 Strains, and any derivatives or modifications of any of the foregoing, shall be used by BDI Pharmaceuticals and its Affiliates only in accordance with and for the execution of this Agreement, the R&D License, the Pharma License Agreement and in compliance with applicable law.

(c)    BDI Pharmaceuticals and its Affiliates shall not transfer, deliver or sublicense any C1 Strains, the Danisco Improved Strains, the Dyadic Know-How, the Sponsor Materials, Dyadic C1 Genomic Information, Dyadic Patents, Danisco Know-How, the Genetic Tools, the Danisco Patents, the Dyadic Background IP or Collaboration IP, any components of the Cl Strains, the Danisco Improved Strains, the Dyadic Know-How, the Sponsor Materials, Dyadic Cl Genomic Information, Dyadic Patents, Danisco Know-How, the Genetic Tools, the Danisco Patents, the Dyadic Background IP, Collaboration IP or any derivatives or modifications of any of the foregoing or results related therero, to any Third Party without the prior written consent of Dyadic, which consent may be withheld in its absolute discretion.

(b)    Each Third Party Sponsor is an intended beneficiary of this Agreement with respect to any terms regarding such Sponsor's Sponsor Materials, any components of such Sponsor Materials and Results of Directed Projects engaged by such Sponsor.

ARTICLE 5

CONFIDENTIALITY

5.1              Definition. "Confidential Information" means any information disclosed by one Party (the "Disclosing Party") to the other (the "Receiving Party"), whether oral, written, visual, electromagnetic, electronic or in any other form, and whether contained in memoranda, summaries, notes, analyses, compilations, studies or other documents, and whether the same have been prepared by the Disclosing Party or the Receiving Party: (i) which, if in written, graphic, machine-readable or other tangible form is marked as "Confidential" or "Proprietary," or which, if disclosed orally or by demonstration, is identified at the time of initial disclosure as confidential and is summarized in writing and similarly marked and delivered to the Receiving Party within thirty (30) days after initial disclosure; and (ii) which includes but is not necessarily limited to, (A) technical data or information, including proprietary host organisms and their strains, plasmids/vectors, DNA sequences, gene expression, fungal high throughput screening, enzymes and their applications, research and manufacturing protocols and practices, formulae, charts, analyses, reports, patent applications, trade secrets, ideas, methods, processes, know-how, computer programs, products, equipment, raw materials, designs, data sheets, schematics, configurations, specifications, techniques, drawings, and the like, whether or not relating to experimental data, projects, products, processes, research practices and the like; (B) past, present and future business, financial and commercial data or information, prices and pricing methods, marketing and customer information, financial forecasts and projections, and other data or information relating to strategies, plans, budgets, sales and the like; and (C) any other data or information delivered by the Disclosing Party to the Receiving Party or which the Receiving Party has acquired from the Disclosing Party by way of the former's inspection or observation during visits to the research laboratory, manufacturing plan or other type of facility of the latter Party. The Parties expressly acknowledge and agree that all information of a proprietary and/or confidential nature furnished by the Disclosing Party to the Receiving Party in furtherance of the Disclosing Party's obligations under this Agreement shall be deemed Confidential Information. Subject to the restrictions and permissions set forth herein, the Results, Collaboration IP, Follow On IP and Background IP shall be Confidential Information of Dyadic. Notwithstanding anything to the contrary contained herein, any failure by the Disclosing Party to mark, identify or confirm the Confidential Information shall not relieve Receiving Party of its obligations under this Agreement where Receiving Party knows or has reason to know that the information disclosed to it is Confidential Information.

5.2             Confidential Information Exclusions. Confidential Information will exclude information the Receiving Party can demonstrate is: (i) now or hereafter, through no unauthorized act or failure to act on Receiving Party's part, in the public domain; (ii) known to the Receiving Party from a source other than the Disclosing Party (including former employees of the Disclosing Party) without an obligation of confidentiality at the time Receiving Party receives the same from the Disclosing Party, as evidenced by contemporaneous written records; (iii) furnished to others by the Disclosing Party without restriction on disclosure; or (iv) independently developed by the Receiving Party without use of the Disclosing Party's Confidential Information, as evidenced by contemporaneous written records.

5.3              Confidentiality Obligation. For a period commencing on this date and ending on the tenth (10th) anniversary after the termination of the Agreement, the Receiving Party shall treat as confidential all of the Disclosing Party's Confidential Information and shall not use such Confidential Information for any purpose whatsoever other than for the purposes set forth herein, except as expressly otherwise permitted under this Agreement. Without limiting the foregoing, the Receiving Party shall use the same degree of care and means that it utilizes to protect its own information of a similar nature, but in any event not less than reasonable care and means, to prevent the unauthorized use or the disclosure of such Confidential Information to Third Parties. The Confidential Information may be disclosed only to employees or contractors of the Receiving Party with a "need to know" who are instructed and agree not to disclose the Confidential Information and not to use the Confidential Information for any purpose, except as set forth herein; provided, however, in the case of BDI Pharmaceuticals and its Affiliates, the term "employees or contractors of a Receiving Party" shall include employees of each of those of BDI Pharmaceuticals, its Affiliates and any contract research organizations with whom BDI Pharmaceuticals or its Affiliates has written agreements pursuant to which such contract research organization is performing or will perform work under a Project and is bound by an obligation of confidence to BDI Pharmaceuticals or its Affiliates that makes such contract research organization liable for any breach by its employees of those confidentiality obligations to BDI Pharmaceuticals or its Affiliates. The Receiving Party shall have appropriate written agreements with any such employees or contract research organizations sufficient to comply with the provisions of this Agreement. A Receiving Party may not alter, decompile, disassemble, reverse engineer or otherwise modify any Confidential Information received hereunder and the mingling of the Confidential Information with information of the Receiving Party shall not affect the confidential nature or ownership of the same as stated hereunder.

5.4              Permitted Disclosures of Confidential Information. Nothing in this Agreement shall prevent the Receiving Party from disclosing Confidential Information to the extent the Receiving Party is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure and to the extent permitted by law, the Receiving Party shall (i) assert the confidential nature of the Confidential Information to the agency; (ii) immediately notify the Disclosing Party in writing of the agency's order or request to disclose; and (iii) cooperate fully with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1               Representations and Warranties of the Parties. Each of the Parties represents and warrants to the other Party that:

(a)    it is a company duly organized, validly existing and in good standing under the laws of, in the case of Dyadic, Delaware, and in the case of BDI Pharmaceuticals, Spain;

(b)    the execution of this Agreement on its behalf has been properly authorized by all necessary corporate or company action, as the case may be;

(c)    this Agreement is valid and binding on it and enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity;

(d)    neither the execution nor the performance of this Agreement will constitute a breach or violation of the terms of its charter or organizational documents or any contract, agreement or other commitment to which it is a party or by which it or any of its properties are bound;

(d)    there are no bankruptcy, insolvency, receivership or similar proceedings involving it or any of its Affiliates either pending or contemplated, or any other pending or threatened actions, suits, arbitrations or other proceedings by or against it;

(e)    the execution, delivery and performance of this Agreement does not and will not conflict with or result in breach of any term, condition, obligation or restriction of any other agreement of the Parties with any Third Party; and

(g)         it has not used and shall not use in the course of its performance hereunder, and shall not disclose to the other, any confidential information of any other Person, unless it is expressly authorized in writing by such Person to do so.

6.2          Representations and Warranties of Dyadic. Dyadic represents and warrants to BDI Pharmaceuticals that the Sponsor Materials do not contain any intellectual property, proprietary information or materials, content, software or other materials of any Third Party that would require BDI Pharmaceuticals or its Affiliates to acquire a license or otherwise pay a Third Party for the use thereof in accordance with the terms of this Agreement.

6.3            Representations and Warranties of BDI Pharmaceuticals. BDI Pharmaceuticals represents and warrants to Dyadic that:

(a)    all licenses or other material rights or permissions to use any Third Party intellectual property used by BDI Pharmaceuticals or its Affiliates in the operation of their respective businesses have been obtained by the BDI Pharmaceuticals or its Affiliates and all license fees, royalties and any other amounts (if any) due and payable under such license agreements have been paid;

(b)    no activities will be carried out by BDI Pharmaceuticals or its Affiliates or subcontractors hereunder on behalf of Sponsor that directly or indirectly incorporates or uses the C1 Technology in any manner that will require a license, milestones, royalties or payments of any kind other than those payments set forth herein or on a Statement of Work signed by both Parties;

(c)    it shall have the necessary facilities, lab equipment and personnel to timely and efficiently carry out all work as may be set forth in the Statements of Work;

(d)    it will perform the Projects using its good faith Best Efforts to achieve the expected outcomes indicated in each Statements of Work in accordance with prevailing industry standards;

(e)    it will perform the Projects in accordance with all applicable laws, rules, regulations and guidances;

(f)    all work, Services or Results, or any part thereof, delivered to a Sponsor under a Statement of Work, does not, and will not, upon delivery to Dyadic or such Third Party beneficiary infringe any patent right, copyright, trade secret right or other intellectual property right of a Third Party;

(i)         it shall use commercially reasonable efforts to ensure that the condition and calibration of all equipment used to perform the Projects hereunder is properly and adequately maintained;

(g)    it will comply with all appropriate animal welfare rules, as specified by law, Dyadic or the Institutional Animal Care and Use Committee (IACUC) that governs animal studies conducted by BDI Pharmaceuticals;

(h)    no individual that has been debarred or disqualified by the FDA pursuant to 21 U.S.C. §335a (a) or (b) or by the European Medicines Agency, the European Commission, or the Regulatory Authority of an European Union Member State under any foreign equivalent thereof will perform or render, any Services or assistance to BDI Pharmaceuticals;

(i)    it has no knowledge of any circumstances which may affect the accuracy of the foregoing warranties and representations, including, but not limited to, the US Food and Drug Administration, European Medicines Agency or other governmental investigations of, or debarment proceedings against, BDI Pharmaceuticals or any person or entity performing Services or rendering assistance relating to activities taken pursuant to this Agreement, and BDI Pharmaceuticals will immediately notify Dyadic if BDI Pharmaceuticals becomes aware of any such circumstances during the Term;

(j)    it shall attract, hire and/or otherwise retain the Key Persons within thirty (30) days of the Effective Date and thereafter, it shall notify Dyadic within five (5) business days of the date it becomes aware of the pending or actual termination of services of any Key Person; and

(k)    to the extent it uses confidential information of any other Person in the course of its performance hereunder, it has been expressly authorized to do so in writing and warrants that there will be no cost to Dyadic now, or in the future, related to the use of such information, in excess of the amounts mutually agreed to be paid pursuant to a Statement of Work.

6.4             Disclaimer. Except for the foregoing warranties, THE FOREGOING WARRANTIES OF EACH PARTY ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY DISCLAIMED.

ARTICLE 7

INDEMNIFICATION

7.1             In General. Subject to the provisions of Section 7.4, each Party (the "Indemnifying Party") shall defend, indemnify and hold harmless the other Party, its Affiliates, and its and their employees, officers, directors, agents, and licensees (each an "Indemnified Party") against any loss, damage, expense, or cost, including reasonable attorneys' fees, arising out of any claim, demand, action, suit, investigation, arbitration or other proceeding by a Third Party (an "Action") based on (i) the Indemnifying Party's breach of this Agreement; or (ii) negligence, willful misconduct or violation of any law or regulation by the Indemnifying Party, its Affiliates, or its or their employees, officers, directors or agents. This requirement for indemnification is meant by the Parties to extend to the Representations and Warranties set forth in Article 6.

7.2             Procedure. If an Indemnified Party becomes aware of any Action it believes is indemnifiable under Section 7 .1, (i) the Indemnified Party shall give the Indemnifying Party prompt written notice of such Action; (ii) the Indemnifying Party shall assume, at its expense, the sole defense of such claim or cause of action through counsel selected by it and reasonably acceptable to the Indemnified Party, except that in the case of a conflict of interest between the Parties, the Indemnifying Party shall, at the Indemnifying Party's expense, provide separate counsel for the Indemnified Party selected by the Indemnified Party; (iii) the Indemnifying Party shall maintain control of such defense, including any decision as to settlement, except that any settlement of an Action shall require the written consent of both Parties, which consent shall not be withheld or delayed unreasonably; (iv) the Indemnified Party may, at its option and expense, participate in such defense, and in any event, the Parties shall cooperate with one another in such defense; and (v) the Indemnifying Party shall bear the total costs of any court award or settlement in such Action.

7.3               Third Party Infringement. Each of the Parties shall indemnify, defend and hold harmless the other Party and its Affiliates and their respective officers, directors and employees from any losses, damages, liabilities, fines, penalties and expenses (including reasonable attorneys' fees) that arise out of or result from any Third Party claims of infringement of any patent or copyright, or misappropriation of any trademark, trade secret or other intellectual property right, private right or any other proprietary or personal interest related by circumstances to the existence of this Agreement or the Project ("Infringement Claim"). Dyadic's obligation with regard to indemnifying BDI Pharmaceuticals hereunder shall be limited to breaches of its (i) obligations under Article 4, or (ii) representations and warranties set forth in Section 6.2 with respect to the status of the intellectual property discussed therein as of the date hereof.

7.4              Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, BOTH PARTIES AGREE THAT IN NO EVENT SHALL EITHER PARTY, OR ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, MEDICAL OR PROFESSIONAL STAFF, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE RIGHTS GRANTED HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, REGARDLESS OF WHETHER SUCH PARTY SHALL BE OR HAVE BEEN ADVISED, SHALL HAVE REASON TO KNOW OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING. A PARTY'S MAXIMUM LIABILITY FOR ALL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL IN NO EVENT EXCEED, IN THE AGGREGATE, THE TOTAL AMOUNTS ACTUALLY PAID BY DYADIC TO BDI PHARMACEUTICALS UNDER THIS AGREEMENT IN THE TWENTY-FOUR (24) MONTHS IMMEDIATELY PRECEDING THE EVENT THAT GAVE RISE TO THE CLAIM; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL EITHER PARTY'S LIABILITY FOR INFRINGEMENT UNDER SECTION 7.3, INFRINGEMENT BY ONE PARTY OR ITS AFFILIATES OF THE OTHER PARTY'S INTELLECTUAL PROPERTY, BREACH OF CONFIDENTIALITY, FRAUD OR WILLFUL MISCONDUCT BE LIMITED BY THIS SECTION 7.4.

IN ADDITION, EACH PARTY HEREBY ACKNOWLEDGES THAT THE OTHER PARTY CANNOT AND DOES NOT ASSURE THE FIRST PARTY THAT ANY PROJECT WILL CULMINATE IN THE SUCCESSFUL ACHIEVEMENT OF THE PROJECT'S OBJECTIVES. ACCORDINGLY, EACH PARTY HEREBY EXPRESSLY AGREES EXCEPT IN THE INSTANCE OF A MATERIAL BREACH BY THE OTHER PARTY OF ITS OBLIGATIONS HEREUNDER, NO PARTY SHALL HAVE LIABILITY OF ANY KIND WHATSOEVER TO THE OTHER PARTY BY REASON OF FAILURE OF ANY PROJECT TO SUCCESSFULLY ACHIEVE ITS OBJECTIVES.

ARTICLE 8

TERM AND TERMINATION

8.1.             Term. This Agreement shall enter into force upon the closing of the transactions contemplated by the Investment Agreement (the "Effective Date") and shall expire five (5) years as of from the Effective Date (the "Term"), excluding the Articles and Sections and their legal effects of which are meant to survive the termination or expiration of the Agreement.

8.2.              Termination in the Event of Insolvency. Either Party may terminate this Agreement if the other Party becomes insolvent, voluntarily files a petition for relief under bankruptcy or any similar or other insolvency laws (or has a petition filed against it and the same remains undischarged or unstayed for sixty (60) days) or voluntarily or involuntarily enters receivership or any similar or other insolvency proceeding.

8.3.              Termination for Breach. Without prejudice to any other damages or remedies available under applicable law and/or this Agreement, either Party has the right, at any time, to terminate this Agreement or any Statement of Work hereunder by written notice and without further formality upon a breach by the other Party in the performance of the provisions of this Agreement or such Statement of Work, provided such breach is not cured within thirty (30) days following receipt by the defaulting Party of a written notice from the non-defaulting Party to remedy such breach. However, (i) in case of a breach, which is not capable of being cured; or (ii) where any Party repeatedly or consistently fails to meet its contractual obligations following an initial cure period, the other Party has the right to terminate this Agreement or such Statement of Work immediately, by written notice and without any further formality and (additional) cure period.

8.4.              Termination by Dyadic or Sponsor. Dyadic may terminate this Agreement, at its sole option, in its entirety or Sponsor may terminate any Statement of Work, at any time upon either (i) thirty (30) days written notice to BDI Pharmaceuticals, if no Statements of Work are operational under the Agreement at the time of termination and the date of termination is on or after July 1, 2019; (ii) upon ninety (90) days written notice to BDI Pharmaceuticals; or (iii) immediately upon the termination of the services of any Key Person or failure to hire any Key Person within the time allotted herein.

8.5.             Termination by BDI Pharmaceuticals. After July 1, 2019, BDI Pharmaceuticals may terminate this Agreement in writing, at its sole option, in its entirety at any time upon one hundred and eighty (180) days written notice to Dyadic, if there are no active Statements of Work and no Projects have been contracted by Dyadic under this Agreement during the six (6) month period immediately prior to the termination date.

8.6.              Effect of Termination.

(a) Accrued Rights and Obligations. Termination of this Agreement or a Statement of Work hereunder for any reason shall not release any Party from any obligation which, at the time of such termination, has already accrued and become due to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

(b)    Return of Confidential Information and Materials. Upon any termination of this Agreement, BDI Pharmaceuticals shall promptly return to Sponsor all Confidential Information received from Sponsor. BDI Pharmaceuticals may retain a copy of the Confidential Information that must thereafter be used solely as a legal record of the Confidential Information under this Agreement.

(c)    Destruction of Confidential Information and Materials. Upon any termination of this Agreement, Sponsor may request BDI Pharmaceuticals to destroy all Confidential Information received from Sponsor instead of returning it in accordance with paragraph (b) above. BDI Pharmaceuticals may retain a copy of the Confidential Information that must thereafter be used solely as a legal record of the Confidential Information under this Agreement.

(d)    Rights in IP. In the event of termination of this Agreement either on or prior to the expiration of the Term by either Party, all rights and licenses of BDI Pharmaceuticals to Background IP and Results shall automatically terminate and/or revert back to Sponsor and any license grants from Dyadic to BDI Pharmaceuticals, such, for example, without limitation, the license grants provided in Article 4 shall terminate.

(e)    Other Remedies Available. Notwithstanding anything in this Agreement to the contrary, in the event of termination of this Agreement, each Party shall have available every remedy allowed under law and equity, including but not limited to specific performance, suit for damages, and rescission.

8.7.          Survival. Termination of a Statement of Work shall not result in a termination of the entire Agreement unless so stated in the termination notice. Notwithstanding anything to the contrary contained herein, the provisions of Recital VI, Article 1, Section 2.3, Section 3.1, Section 3.4, Section 4.1 through Section 4.3, Section 4.5 through Section 4.8, Article 5 through Article 7, Section 8.6, Section 8.7, Article 9 shall survive any termination of this Agreement.

ARTICLE 9

MISCELLANEOUS

9.1            Relationship between Parties. Dyadic and BDI Pharmaceuticals are separate business entities, and shall not be considered as joint ventures, partners, agents, servants, employee, or fiducairies of each other. The Parties specifically agree that any obligation to act in good faith and to deal fairly with each other which may be implied in law shall be deemed satisfied by the Parties' compliance with the express terms of this Agreement

9.2              No Implied Rights. Other than expressly provided for in this Agreement, nothing in this Agreement grants or shall be construed to grant to any Party any right and/or any license to any intellectual property right or application therefor (including but not limited to patent applications or patents) which are held by and/or in the name of the other Party and/or which are controlled by or licensed by the other Party, or to any Confidential Information received from the other Party.

9.3          Entire Agreement; Amendment. This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof. No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the Parties.

9.4              Force Majeure. Neither Party shall be held in breach of its obligations hereunder to the extent only that due performance or observance of such obligation is prevented or delayed by war and other hostilities, civil commotion, accident, trade disputes, acts or restraints of government imposition or restrictions of imports or exports or any other cause not within the control of the Party concerned. The Party concerned shall forthwith notify the other Party of the nature and effect of such event and both Parties shall, where the same is practicable, use every reasonable endeavor to minimize such effect and to comply with the respective obligation herein contained as nearly as may be in their original form.

9.5             Foreign Corrupt Practices Act and Anti-Bribery Provisions. During the Term, the Parties will not, and shall cause their Affiliates to not, make or provide any payments or gifts or any offers or promises of any kind, directly or indirectly, to any official of any government or to any official of any agency or instrumentality of any government, or to any political party or to any candidate for political office (the foregoing individually and collectively referred to as "Government Official"). If, on the Effective Date, or at any time during the Term of this Agreement any Government Official or an active member of the armed services of any government (i) owns an interest in that certain Party or its Affiliate, (ii) has any legal or beneficial interest in this Agreement or in payments to be received by that certain Party or its Affiliate in connection with the Services to be provided by hereunder, or (iii) is a director, officer or employee of that certain Party or its Affiliate, that certain Party will notify the other Party and will take such actions to assure that the affected person does not take any action, official or otherwise, and/or use any influence in connection with the other Party's business.

9.6              Assignment. Except as otherwise set forth herein, neither Party shall assign all or part of its rights or obligations under this Agreement without the prior written consent of the other Party, which consent may be withheld in their absolute discretion; provided, however, that this Agreement may be assigned at any time by either Party in connection with the merger or acquisition of the respective Party or the sale of all or substantially all of the assets of the Party to which this Agreement relates. The Parties rights under this Agreement shall bind and inure to the benefit of their respective successors, heirs, executors, administrators and permitted assigns. Notwithstanding the foregoing, BDI Pharmaceuticals shall be entitled to retain from time to time, the services of subcontractors to provide Services under this Agreement, provided, however, that any such subcontractors to be used by BDI Pharmaceuticals to provide Services hereunder shall be consented to by Dyadic, which consent shall not be unreasonably withheld or delayed. Fees for such subcontractors shall be applied to and paid by BDI Pharmaceuticals as part of the fees paid by Dyadic to BDI Pharmaceuticals hereunder.

9.7              Severability. In the event any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or any of the Parties hereto be invalid, illegal or unenforceable, such provision(s) shall be validly reformed to as nearly approximate the intent of the Parties as possible and if unreformable, the Parties shall meet to discuss in good faith what steps should be taken to remedy the situation.

9.8            Publicity; Use of Name. Notwithstanding anything to the contrary in this Agreement, Dyadic may issue any press releases or make any other public statement with respect to the transactions contemplated hereby or the Results yielded hereunder without the prior consent of BDI Pharmaceuticals and notwithstanding the existence of any confidentiality or non-disclosure obligations that Dyadic may have, which, for the avoidance of doubt, may include the filing of this Agreement or any Statement of Work and/or summaries thereof with the U.S. Securities and Exchange Commission by Dyadic as required by U.S. federal securities law (such requirement to be determined by Dyadic in its sole discretion) and industry and investor conferences and presentations. BDI Pharmaceuticals may not issue any press releases or make any other public statement with respect to the transactions contemplated hereby or the Results yielded hereunder without the prior written consent of Dyadic, which may be withheld in Dyadic's sole discretion. The Parties may (i) disclose the terms of this Agreement to such Party's auditors, attorneys, bankers or investment bankers as necessary for their rendition of services to such Party; and (ii) disclose the terms of this Agreement to bona fide prospective investors, merger partners, strategic partners, or acquirors and their respective professional advisors, in connection with the negotiation, entry into and/or performance of a business transaction between such parties, including the conduct of due diligence involved in such transaction, provided, however, that such parties are subject to obligations of confidentiality and non-use at least as restrictive as those set forth in Article 5. During the Term and for a reasonable time thereafter, Dyadic may use BDI Pharmaceuticals' and its Affiliates' names and logos in a press releases, marketing material and/or advertisement disclosing the existence of this Agreement. Except for disclosures permitted pursuant to this Section 9.8, neither Party will use the other's name for advertising or external publicity purposes without its consent, except that Dyadic may include in its promotional materials references to and quotations from publications of results of the Projects. In addition, in the event there is a Third Party beneficiary to a Directed Project, such Third Party Sponsor may issue press releases or make any other public statement with respect to the Directed Project or the Results yielded thereunder without the prior written consent of BDI Pharmaceuticals.

9.9              Notices. All notices, requests, reports and other communications provided in this Agreement shall be in writing and shall be deemed to have been made or given: (i) when delivered, if delivered by hand; (ii) when confirmation of transmission received, if sent by facsimile or by email; (iii) two days following deposit with an overnight courier; or (iv) on the date ten business days following deposit, as certified or registered mail, with the postal service of the country of the Party providing notice:

To Dyadic:

Att: Mark Emalfarb

Address: 140 Intracoastal Pointe Drive,

Suite# 404, Jupiter, Florida, 33477 USA

E-mail: memalfarb@dyadic.com

Tel: (561) 743-8333

Fax: (561) 743-8513

With a copy to:

Att: Laura Nemeth

Squire Patton Boggs (US) LLP

127 Public Square, Suite 4900

Cleveland, Ohio 44114

E-mail: laura.nemeth@ quirepb.com

Telephone: 216-4 79-8552

Facsimile: 216-4 79-8780

To BDI Pharmaceuticals:

Att: Emilio Gutierrez

Biotechnology Developments for
Industry in pharmaceuticals S.L.U
Louist Proust 13

47151 Boecillo (Valladolid) Spain
E-mail: egutierrez@bdibiotech.com
Tel: 983 548 563/ 983 010 722
Fax: None

9.10              Applicable Law and Arbitration.

(a)    This Agreement shall be governed by, and interpreted under, the laws of Florida, United States, without application of rules on conflicts of laws.

(b)    Disputes between the Parties shall be resolved as provided by this Section 9.10. Any Party shall give the other Party written notice of any dispute under this or in connection with this Agreement. The Parties shall attempt to resolve such dispute promptly by negotiation among the chief executive officers of the Parties and his/her advisors and executive officers of the BDI Group and Dyadic, as applicable. Within thirty (30) days after delivery of the notice, the Party(ies) receiving the notice shall submit to the other a written response. The notice and response shall include: (A) a statement of each Party's position and a summary of arguments supporting that position; and (B) in the case of any member of the BDI Group or Dyadic, the name and title of the executive officer of such Party who will represent such Party and, in the case of any Party, the name and title of any other person who will accompany such Party during the negotiations. Within thirty (30) days after delivery of the disputing Party's notice, the Parties shall meet at a mutually acceptable time and place, and thereafter as often as they deem reasonably necessary, to attempt to resolve the dispute.

(c)    If any dispute has not been resolved by the Parties in accordance with Section 9.10(b) within forty-five (45) days after the disputing Party's request notice, or if the Parties fail to meet within thirty (30) days after such request notice, then each of the Parties agrees that such dispute shall be finally and exclusively settled without appeal by arbitration in New York City, New York, administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules in effect as of the date of the request for arbitration, which rules are deemed to be incorporated into this Section 9 .10(c) provided, however, that in the event of any conflict between such rules and the other provisions of this Agreement, such other provisions of this Agreement shall control. The arbitration shall be conducted before a single arbitrator. The decision of the arbitrator shall be in writing, shall set forth the facts found by the arbitrator to exist, his/her decision and the basis for that decision and shall be final and binding upon the Parties and not subject to appeal. Judgement upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof, including any court having jurisdiction over any of the Parties or their assets. Each Party shall bear its own costs and expenses in connection with the arbitration, including reasonable attorneys' fees, disbursements, arbitration expense, arbitrators' fees and the administrative fee of the AAA.

9.11         Independent Parties; No Authority to Bind. The relationship of BDI Pharmaceuticals and Dyadic is that of independent contractors. Neither Party nor their employees are agents, partners, employers, employees, joint venturers, have any other kind of relationship with the other Party except as specified in the Research Services Agreement and Investment Agreement. Neither Party shall have any authority to bind the other party to any obligation by contract or otherwise.

9.12         Non-Compete. During the term of this Agreement and for a period of five (5) years thereafter, BDI Pharmaceuticals agrees that it will not work on Cl Strains for anyone other than Dyadic on pharmaceutical applications and/or processes (animal or human, including but not limited to active pharmaceutical ingredients or catalysts) unless so authorized in writing by the CEO of Dyadic. BDI Pharmaceuticals shall cause the substance of this clause to be included in any sub-contract for performance of Services hereunder. For the purposes of this Section, "C1 Strains" shall be defined as any fungal strains that have the taxonomy of either (i) Myceliopthora, (ii) Corynascus or (iii) Sporotrichium and any strains derived or generated from the Cl Strains transferred hereunder in the Project or under this Agreement.

9.13         Construction of Agreement. The Parties acknowledge that they thoroughly have reviewed this Agreement and bargained over its terms. Accordingly, this Agreement shall be construed without regard to the Party or Parties responsible for its preparation and shall be deemed to have been prepared jointly by the Parties.

9.14         Cumulative Rights and Remedies. The rights and remedies provided in this Agreement and all other rights and remedies available to either Party at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. Neither asserting a right nor employing a remedy shall preclude the concurrent assertion of any other right or employment of any other remedy, nor shall the failure to assert any right or remedy constitute a waiver of that right or remedy.

9.15         Headings. All headings in this Agreement are included solely for convenient reference, are not intended to be full and accurate descriptions of the contents of this Agreement, shall not be deemed a part of this Agreement, and shall not affect the meaning or interpretation of this Agreement.

9.16         Amendments. This Agreement may be modified or amended only by written agreement of the Parties.

9.17         English Language. The Parties shall use the English language in all communications relating to this Agreement, and the English language version of this Agreement signed by the Parties shall control over any and all translations.

9.18         Entire Agreement. This Agreement, together with any supporting documents recited herein, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement and supersedes all prior agreements between the Parties concerning the subject matter hereof.

9.19         Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in two counterparts by their duly authorized representatives, each Party acknowledging receipt of one original.

DYADIC INTERNATIONAL, INC.		BIOTECHNOLOGY DEVELOPMENTS
FOR INDUSTRY IN
PHARMACEUTICALS, S.L.U.

By:	/s/ Mark A. Emalfarb	By:
Name:	Mark A. Emalfarb	Name:
Title:	Chief Executive Office	Title:
Date:	6-30-17	Date:

Signature Page to Service Framework Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in two counterparts by their duly authorized representatives, each Party acknowledging receipt of one original.

DYADIC INTERNATIONAL, INC.	BIOTECHNOLOGY DEVELOPMENTS
FOR INDUSTRY IN
PHARMACEUTICALS, S.L.U.

By:	By:	/s/ Emilio Gutienna
Name:	Name:	Emilio Gutienna
Title:	Title:	Attorney
Date:	Date:	30-6-2017

Signature Page to Service Framework Agreement

EXHIBIT A
KEY PERSONS

[*]

A-1

Service Framework Agreement
Statement of Work No. [_]

EXHIBITB

FORM OF STATEMENT OF WORK

Statement of Work No.[_]

to

Service Framework Agreement

Overview of Statement of Work
Work Related To	[insert general description of task and/or compound being studies]
Timeline	[From [date] to [date]] or [ ______ weeks]
Total SOW Value	[Insert total cost in Euros]
Payment Schedule	[50%] upon execution of this agreement [40%] upon delivery of draft report [10%] upon delivery of final report
BDI Pharmaceuticals contact	[insert name and contact details of BDI Pharmaceuticals project manager]
Sponsor contact	[insert name and contact details of Sponsor project manager]
Sponsor Materials	See Exhibit 1 for a list of Sponsor Materials to be provided hereunder for use in preforming the Project
Genetic Tools	See Exhibit 2 for a list of Genetic Tools to be provided hereunder for use in preforming the Project

THIS STATEMENT OF WORK (the "SOW") is by and between Dyadic International, Inc., [on behalf of                                             ("Sponsor") and Biotechnology Developments for Industry in Pharmaceuticals, S.L.U. ("BDI Pharmaceuticals") and upon execution this SOW will be incorporated into the Service Framework Agreement between Sponsor and BDI Pharmaceuticals dated June ___, 2017 (the "Agreement"). Capitalized terms in this SOW will have the same meaning as set forth in the Agreement.

This SOW provides an outline of the tasks related to the testing of [insert] (the "Project") that will be performed by BDI Pharmaceuticals based on the direct request and funding support by Sponsor in the amount of $ [insert total cost in Euros].

1.	DELIVERABLES

The key deliverables of BDI Pharmaceuticals under this SOW are [insert]. A draft report is due before or on [date] and the final report due ten (10) days after receiving comments and discussion from Sponsor.

2.	SERVICES

2

Service Framework Agreement
Statement of Work No. [_]

2.1	[INSERT PROJECT TITLE IN ALL CAPS]

Project Investigator: [Insert name and contact details]

2.1.1	Objective 1: [Insert first project objective] [Make duplicate copies of this Section 2.1.1 as needed]

The following table sets forth the supported tasks, their durations and costs.

[Below is an example table to be filled in to break the project down into subpart tasks, duration and cost]

Task Number	Task Description	Duration	Cost
Task 1.1 Task 1.2 Task 1.3 Task 1.4 Task 1.5 Task 1.6

3.	PROJECT PROGRESS TRACKING

BDI Pharmaceuticals shall provide [bi-weekly] progress reports with all completed units of work (study reports, etc.) attached to the reports as exhibits.

4.	COMPENSATION

Payments shall be made in accordance with the following schedule:

●    €[            ] upon execution of this agreement

●    €[            ] upon delivery of draft progress report

●    €[            ] upon delivery of draft progress report

Payment can be made by sending a check or wire transfer to in accordance with the terms set forth in the

Agreement the account listed below.

[Insert BDI Pharmaceuticals wire transfer information]

Any increase to the price of any above listed activity shall be agreed upon by the parties in writing.

5.	CONFIDENTIAL INFORMATION I ARCHIVE

All materials (e.g., protocol, raw data, reports) received by BDI Pharmaceuticals due to performance hereunder will be archived shall be deemed Confidential Information of Sponsor in accordance with Article 5 of the Agreement and shall by archived in accordance with Section 3.4 of the Agreement. All study samples shall be stored in accordance with Sponsor protocol after study completion.

3

Service Framework Agreement
Statement of Work No. [_]

6.	MISCELLANEOUS

All terms and conditions of the Agreement remain the same, except as modified herein. The work described in this SOW will be done in strict accordance with any protocol provided by Sponsor for such work or agreed to by Sponsor. This SOW is incorporated into and made a part of the Agreement. This SOW may be executed in one or more duplicate counterparts, each of which shall be deemed an original, but which collectively shall constitute one and the same instrument. Any term or provision of this SOW may be amended, and the observance of any term of this Agreement may be waived, only by a Change Order signed by both parties to be bound thereby.

[Signatures Follow]

4

Service Framework Agreement
Statement of Work No. [_]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this SOW to be executed by their duly authorized representatives as of the [date].

SPONSOR:

DYADIC INTERNATIONAL, INC.		BIOTECHNOLOGY DEVELOPMENTS FOR
INDUSTRY IN PHARMACEUTICALS, S.L.U.

By:		By:

Name:	Mark Emalfarb	Name:
Title:	Chief Executive Office	Title:

B-1

Service Framework Agreement
Statement of Work No. [_]

EXHIBIT 1

SPONSOR MATERIALS

[Insert list of Sponsor Materials to be Provided for use in performing the Project.]

EXHIBIT 2

GENETIC TOOLS

[Insert list of Genetic Tools to be Provided for use in performing the Project.]

B-2

Service Framework Agreement
Statement of Work No. [_]

CHANGE ORDER No. ____ TO
STATEMENT OF WORK No. ____

Upon execution hereof, this Change Order No. _ to Statement of Work No. _ (this "Change Order") shall amend and supersede the terms of that certain Statement of Work between BDI Pharmaceuticals and Sponsor dated as of , 20__ ("SOW No. _") with respect to the subject matter hereof.

[INSERT REVISED TERMS]

Effect of Change Order. Except as expressly amended herein, the terms of SOW No.__ shall remain unchanged and in full force and effect. This Change Order shall be subject to the terms and conditions of that certain Service Framework Agreement between BDI Pharmaceuticals and Sponsor.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this SOW to be executed by their duly authorized representatives as of the [date].

SPONSOR:

DYADIC INTERNATIONAL, INC.		BIOTECHNOLOGY DEVELOPMENTS FOR
INDUSTRY IN PHARMACEUTICALS, S.L.U.

By:		By:

Name:	Mark Emalfarb	Name:
Title:	Chief Executive Office	Title:

B-3